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                                                                  EXHIBIT 20.6

[LOGO]  WFS FINANCIAL
        23 Pasteur
        P.O. Box 19604
        Irvine, CA 92618-3816
        (714) 727-1000


January 26, 1998

Chase Manhattan Bank of Delaware       Moody's Investors Service, Inc.
1201 Market Street                     99 Church Street
Wilmington, Delaware 19801             New York, NY 10007

Bankers Trust Company                  Standard & Poor's Ratings Services
4 Albany Street                        A division of McGraw-Hill, Inc.
New York, New York 10015               25 Broadway
                                       New York, NY 10004

Financial Security Assurance Inc.
350 Park Avenue
New York, New York 10022


Re:   Annual Statement as to Compliance for
      WFS Financial 1997-A Owner Trust


Dear Sir or Madam:

                             OFFICERS' CERTIFICATE

Pursuant to Section 4.10 of the Sale and Servicing Agreement ("Agreement") dated as of March 1, 1997, and to Section 3.09 of the Indenture ("Indenture"), dated as of the same date, the undersigned officers of WFS Financial Inc
(the "Master Servicer") certify that:

        (i) a review of the activities of the Master Servicer since the closing date and of its performance under the Agreement and the Indenture has been made under such officers' supervision, and

        (ii) to the best of such officers' knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement and the Indenture throughout such year and that no default under the Agreement or the Indenture has occurred.


/s/ Lee A. Whatcott                        /s/ Mark Olson
------------------------------             ----------------------------------
Lee A. Whatcott                            Mark Olson
Executive Vice President & CFO             Senior Vice President & Controller


cc:   A. Katz, Esq.